Exhibit 21.1

Subsidiaries of GAMCO Investors, Inc.

The following table lists the direct and indirect subsidiaries of GAMCO Investors, Inc. (the “Company”). In accordance with Item 601(21) of Regulation S-K, the omitted subsidiaries considered in the aggregate as a single subsidiary would not constitute a “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X.

Name	Jurisdiction of Incorporation or Organization
Gabelli Funds, LLC	New York
(100%-owned by the Company)
GAMCO Asset Management Inc.	New York
(100%-owned by the Company)
Gabelli Fixed Income, Inc.	New York
(100%-owned by the Company)
GAMCO Asset Management (UK) Limited	United Kingdom
(100%-owned by the Company)
Gabelli Fixed Income L.L.C.	Delaware
(100%-owned by Gabelli Fixed Income, Inc.)
GAMCO Acquisition LLC	New York
(100%-owned by the Company)
Distributors Holdings, Inc.	Delaware
(100%-owned by GAMCO Asset Management Inc.)
G.distributors, LLC	Delaware
(100%-owned by Distributors Holdings, Inc.)
Gabelli Japan K.K.	Japan
(100%-owned by the Company)